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                                                                     EXHIBIT 5.1



                                                                 April 23, 1997


Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933

          Re:  Registration Statement on Form S-8
               Johnson & Johnson Stock Option Plan
               For Non-Employee Directors

Ladies and Gentlemen:

I am Associate General Counsel of Johnson & Johnson, a New Jersey corporation (the "Company"), and I have acted as counsel for the Company in connection with the registration statement under the Securities Act of 1933, as amended, with respect to shares of Common Stock ("Common Stock"), par value $1.00 per share, of the Company to be issued pursuant to the Johnson & Johnson Stock Option Plan For Non-Employee Directors (the "Plan").

I have reviewed the Company's Restated Certificate of Incorporation, as amended, and By-Laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock, when issued and delivered in accordance with the terms of the options issued under the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to such Registration Statement.

                                       Very truly yours,



                                       By: /s/ Peter S. Galloway
                                           ------------------------------------
                                           Peter S. Galloway
                                           Associate General Counsel